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                               February 28, 2000


Bidhit.com, Inc.
#204-18702 North Creek Parkway
Bothell, Washington
USA 98011


Attention: Mr. Tim Black, President


      Re:  FINANCIAL ADVISORY AGREEMENT


Dear Sir:

      Further to our discussions, we understand that Bidhit.com ("Bidhit" or the "Corporation") has expressed a desire in entering into a relationship whereby it will seek forms of advertisements including but not limited to contra-advertising from one or more of the newspapers of the Hollinger group of companies, which companies include, but are not limited to Hollinger Inc., Hollinger International Inc., Hollinger International Publishing Inc. and Hollinger Canadian Publishing Holdings Inc. (collectively referred to as the "Hollinger Group") in exchange for common shares of the Corporation (the "Share For Advertisement Exchange"). We further understand that the Corporation is desirous of retaining a financial adviser in reviewing the proposed Share For Advertisement Exchange. We are pleased to outline the terms of an agreement pursuant to which Salman Partners Inc. ("Salman Partners") and its US subsidiary Salman Partners (USA) Inc. will be engaged by Bidhit to act as its financial advisor in respect of the services defined below. Upon the Corporation's acceptance, this letter shall constitute the financial advisory agreement (the "Financial Advisory Agreement") between Bidhit and Salman Partners.

       1. SERVICES. Subject to the terms and conditions set forth below, Bidhit hereby agrees to exclusively retain Salman Partners to provide the following advisory services:

           (a) evaluate and determine the various options available to the Corporation with respect to their desire in undertaking the Share For Advertisement Exchange with the Hollinger Group; and

           (b) assist the Corporation in concluding a transaction whereby the Corporation undertakes a Share For Advertisement Exchange with the Hollinger Group (hereinafter referred to as the "Transaction").

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Bidhit.com, Inc.
February 28, 2000
Page 2


       2. SALMAN PARTNERS FEES. In consideration for the services provided hereunder, Bidhit agrees:

           (a) whether or not the Transaction contemplated herein is completed, to pay Salman Partners forty thousand (US$40,000) dollars and in addition, to register in Salman Partners name twenty thousand (20,000) common shares in the capital of Bidhit upon execution of this Financial Advisory Agreement (together, the "Retainer Fee"); and

           (b) upon successful closing of the Transaction, to pay Salman Partners through its U.S. subsidiary Salman Partners (USA) Inc. a transaction fee (the "Transaction Fee") equal to:

                (i) six percent (6%) of the Transaction Value (as defined below) payable in the form of common shares in the capital of Bidhit;

                (ii) six percent (6%) of the Transaction Value (as defined below) payable in the form of broker warrants in the capital of Bidhit; and

                (iii)  sixty thousand (US$60,000) dollars.

       "Transaction Value" for purposes of this Financial Advisory Agreement shall mean the total consideration expressed in dollars as a result of the Transaction with the Hollinger Group and shall include the aggregate value of all cash, securities and other property paid for in connection with the Transaction, including all indebtedness assumed. In the event that the consideration received in the Transaction is paid in whole or in part in the form of securities of other property, then, for purposes of calculating the fee hereunder, the value of such securities or other property shall be fair market value thereof on the day immediately preceding the consummation of the Transaction; provided, however, that if such securities consist of securities with an existing public trading market, the value thereof shall be determined by the weighted average of the closing prices for such securities on the 20 trading days immediately preceding the consummation of the Transaction.

       3. HOLLINGER GROUP FEES. In consideration for entering into the Share For Advertisement Exchange, Bidhit shall issue and register in the name of Hollinger Group one million (1,000,000) common shares, and in addition, it shall issue and register in the name of Ravelston Holdings Inc. one hundred thousand (100,000) common shares. Six hundred thousand (600,000) of the one million (1,000,000) common shares issued to Hollinger Group would be paid in contra advertising at $3.50 per share, based on Hollinger Group's cost, one hundred thousand (100,000) common shares to Hollinger for $3.00, in cash, and three hundred thousand (300,000) common shares for the non-exclusive use of content "limited by any pre-existing Hollinger agreements and approval from Hollinger itself and for the Chicago Sun Times private



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Bidhit.com, Inc.
February 28, 2000
Page 3


program, to Bidhit at the deemed market price on NASDAQ at the time of execution of this Financial Advisory Agreement.

     4. EXPENSES. Whether or not a Transaction is completed, all reasonable out-of-pocket expenses incurred by Salman Partners hereunder, inclusive of telephone, facsimile, travel, legal counsel, word processing, and third party expenses shall be borne by the Corporation (the
"Disbursement Fee"), subject to a maximum of $25,000 US, unless otherwise agreed to by the Corporation.

     5. INDEMNITY. In consideration of Salman Partners entering into this Financial Advisory Agreement, the Corporation agrees to indemnify Salman Partners in accordance with Schedule "A" attached hereto which Schedule forms part of this Financial Advisory Agreement.

     6. RIGHT OF FIRST REFUSAL. If Salman Partners is successful in closing the Transaction, Bidhit shall grant to Salman Partners a right of first refusal to act as co-underwriter, co-agent or co-financial advisor in any initial public offering, whether pursuant to a prospectus, take-over bid or business combination whether in Canada or the United States by the Corporation, or any of its subsidiaries during a period ending thirty six
(36) months after termination of this Financial Advisory Agreement.

     7. SUBSEQUENT TRANSACTION. The Corporation agrees that if a Transaction occurs within one (1) year following termination of the engagement hereunder involving the Hollinger Group, the Transaction Fee will become due and payable to Salman Partners at the time of the closing of that Transaction.

     8. SHARE FOR ADVERTISEMENT EXCHANGE TERMINATION. The Hollinger Group would have the right to revoke the Share for Advertisement Exchange anytime within a twelve-month period commencing on the date of execution of this Financial Advisory Agreement, if based on Hollinger Groups sole discretion, the performances of Bidhit's obligations under the share For Advertisement Exchange are unsatisfactory.

     9. FINANCIAL ADVISORY TERMINATION. This Financial Advisory Agreement may be terminated at any time by the Corporation or by Salman Partners by giving written notice of termination which notice will be effective 5 days following receipt thereof, and otherwise will terminate immediate following the closing of a Transaction. Notwithstanding the termination of this Financial Advisory Agreement for any reason whatsoever, the provisions of paragraphs 2 through 11 hereof, inclusive, shall survive such termination, provided that, if this Financial Advisory Agreement is terminated by either the Corporation or Salman Partners, the Disbursement Fees payable to Salman Partners as of the date of termination shall be immediately payable to Salman Partners.

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Bidhit.com, Inc.
February 28, 2000
Page 4


     10. PRESS RELEASE. Upon execution of this Financial Advisory Agreement, Bidhit and the Hollinger Group will jointly issue a press release outlining the proposed transaction and naming Bidhit their exclusive Online Auction service.

     11.  MISCELLANEOUS.

          (a) This Financial Advisory Agreement shall be construed and enforced in accordance with, the rights of the parties shall be governed by the laws of the Province of British Columbia.

          (b) Any dispute concerning any question of fact or law arising out of the circumstances of this Financial Advisory Agreement shall be determined by arbitration, pursuant to the ARBITRATION ACT (British Columbia).

          (c) Should any provision of this Financial Advisory Agreement, in whole or in part, be or become invalid, illegal or not capable of performance, the validity or legality of the remaining provisions of this Financial Advisory Agreement shall not thereby be affected; and in any such case in lieu of the invalid, illegal or inoperative provision, this Financial Advisory Agreement shall be applied or interpreted in a reasonable manner which so far as is legally permissible comes as close as possible to the application that the parties intend or would have intended according to the sense and purpose of this Financial Advisory Agreement had they known of the invalidity, illegality or inoperativeness at the time of the execution of this Financial Advisory Agreement.

          (d)  Time shall be of the essence of this Financial Advisory
Agreement.

          (e) This Financial Advisory Agreement may be executed in one or more counterparts and/or by facsimile each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement.

     If the foregoing is in accordance with your understanding and is agreed to by yourself, please confirm your acceptance by signing the enclosed duplicate of this letter and returning same to the undersigned as soon as possible.

                                       Yours very truly,

                                       SALMAN PARTNERS Inc.

                                       /s/ Terry Salman
                                       ------------------------------
                                       Terry Salman
                                       President & CEO

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Bidhit.com, Inc.
February 28, 2000
Page 5


                                       Agreed to and accepted this 3rd day of
                                       March 2000.

                                       Bidhit.com, Inc.

                                       /s/ Tim Black
                                       ------------------------------
                                       Tim Black, President